Exhibit 99.1

New York Community Bancorp, Inc.
Announces 2010 Annual Meeting Results

WESTBURY, N.Y.--(BUSINESS WIRE)--June 3, 2010--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today announced the results of its Annual Meeting of Shareholders, held earlier today in Flushing, New York.

Shareholders of the Company approved both proposals submitted by the Board of Directors for their consideration, including the re-election of four nominees to the Board: Donald M. Blake, Michael J. Levine, the Honorable Guy V. Molinari, and John M. Tsimbinos. Each of the nominees was elected to serve a three-year term of office.

In addition, the Company’s shareholders ratified the appointment of KPMG LLP as its independent registered public accounting firm for the year ending December 31, 2010.

About New York Community Bancorp, Inc.

With assets of $42.4 billion at March 31, 2010, New York Community Bancorp, Inc. is the 22nd largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 244 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank now operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director
Investor Relations and Corp. Communications